As filed with the Securities and Exchange Commission on April 1, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

ILLUMINA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0804655 (IRS Employer Identification No.)

9885 Towne Centre Drive
San Diego, California 92121
(Address of Principal Executive Offices) (Zip Code)

2000 Stock Plan
(Full Title of the Plan)

Jay T. Flatley
Chief Executive Officer and President
Illumina, Inc.
9885 Towne Centre Drive, San Diego, California, 92121
(Name and address of agent for service)

(858) 202-4500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	per Share	Offering Price	Registration Fee

2000 Stock Plan Common Stock, $0.01 par value	1,500,000 shares	$2.44	$3,660,000	$296 (2)

(1)	This Registration Statement shall also cover any additional shares of Common Stock, par value $0.01 (the “Common Stock”), of Illumina, Inc. which become issuable under the Illumina, Inc. 2000 Stock Plan (the “2000 Option Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	The Registration Fee with respect to the 2000 Option Plan is based solely on 1,500,000 shares of Common Stock newly available for issuance under the 2000 Option Plan and is calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of Common Stock on March 27, 2003, as reported by the Nasdaq National Market. The applicable filing fees for the remaining shares authorized for issuance under the 2000 Option Plan were paid in connection with the Registration Statements on Form S-8, as amended (File Nos. 333-42866, 333-42866, 333-69058 and 333-88808, filed on August 2, 2000, as amended on September 6, 2001, September 6, 2001 and May 22, 2002, respectively).

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ( the “SEC” or the “Commission”). You may read and copy any document we have on file at the SEC’s public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov and available free of charge on our website, www.illumina.com. Such reports are made available as soon as reasonably practicable after filing with the SEC.

PART II

Information Required in the Registration Statement

Item 3. Information Incorporated by Reference.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering is complete:

     (1)  Our Annual Report on Form 10-K for the fiscal year ended December 29, 2002 filed with the SEC on March 27, 2003; and

     (2)  Our Registration Statement on Form 8-A filed with the SEC on April 14, 2000 (File No. 000-30361), which describes the terms, rights and provisions applicable to our Common Stock.

     All reports and other documents that we subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act prior to the filing of a post-effective amendment, which indicates that all securities offered under this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document which also is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121
Attn: Corporate Secretary
(858) 202-4500

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     The General Corporation Law of Delaware (the “DGCL”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. The DGCL also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL. In addition, the DGCL provides that expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is a director or officer of a corporation (or is serving at a corporation’s request as a director or officer of another corporation) may be paid by a corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized by the relevant section of the DGCL.

     Our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors. Our certificate of incorporation and Bylaws provide for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by law. The rights to indemnity continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such person. This indemnification by us does not eliminate a director’s fiduciary duty and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available. In addition, each of our directors will continue to be subject to liability for breach of such director’s duty of loyalty for acts or omission not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section 174 of the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     We have also entered into indemnification agreements with our officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Instruments Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statements on Form 8-A, as amended, and the exhibits thereto, which are incorporated herein by reference pursuant to Item 3 of this Registration Statement.
5.1	Opinion of Venture Law Group, A Professional Corporation.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Venture Law Group, A Professional Corporation, is contained in Exhibit 5.1.
24.1	Powers of Attorney. Reference is made to page II-4 of this Registration Statement.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 2000 Stock Plan.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on this 1st day of April, 2003.

ILLUMINA, INC.

By:	/s/ JAY T. FLATLEY

Jay T. Flatley President and Chief Executive Officer

POWERS OF ATTORNEY

     KNOW ALL PERSONS BY PRESENTS, that the undersigned officers and directors of Illumina, Inc., a Delaware corporation, do hereby constitute and appoint Jay T. Flatley and John R. Stuelpnagel, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAY T. FLATLEY Jay T. Flatley	President, Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2003

/s/ TIMOTHY M. KISH Timothy M. Kish	Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2003

/s/ JOHN R. STUELPNAGEL John R. Stuelpnagel, D.V.M	Director	April 1, 2003

/s/ R. SCOTT GREER R. Scott Greer	Director	April 1, 2003

/s/ ROBERT T. NELSEN Robert T. Nelsen	Director	April 1, 2003

/s/ GEORGE POSTE George Poste, D.V.M., Ph. D	Director	April 1, 2003

/s/ WILLIAM H. RASTETTER William H. Rastetter, Ph. D	Director	April 1, 2003

/s/ DAVID R. WALT David R. Walt, Ph. D	Director	April 1, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Instruments Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statements on Form 8-A, as amended, and the exhibits thereto, which are incorporated herein by reference pursuant to Item 3 of this Registration Statement.

5.1	Opinion of Venture Law Group, A Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Venture Law Group, A Professional Corporation, is contained in Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.